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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

NAME	STATE OF INCORPORATION
Albert's Organics, Inc.	California
Natural Retail Group, Inc.	Delaware
United Natural Foods, Inc.	Delaware
United Natural Foods West, Inc.	California
United Natural Trading, Inc. Co. d/b/a Hershey Imports Company, Inc.	Delaware
United Natural Transportation, Inc.	Delaware
Springfield Development Corp LLC	Delaware
Distribution Holdings, Inc.	Delaware
Millbrook Distribution Services, Inc.	Delaware

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  Exhibit 21
SUBSIDIARIES OF THE REGISTRANT